Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Dr. Babak A. Taheri (“Employee”) and Silvaco Group, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”) as of the Effective Date (as defined below) in connection with the Company’s Executive Severance Plan dated February 20, 2024 (the “Plan”), to which this Release is attached and in which Employee participates pursuant to a Plan acknowledgment dated February 22, 2024. This is the “Release” referenced in the Plan. Terms with initial capitalization that are not otherwise defined in this Release have the meanings set forth in the Plan. The consideration for the Employee’s agreement to this Release consists of the severance compensation provided under, and subject to, the Plan’s terms and conditions. This Release is automatically tendered to the Employee upon the date of the termination of the Employee’s employment, if the Employee is eligible for severance benefits in connection with such termination pursuant to the Plan.
RECITALS
WHEREAS, Employee and the Company entered into a Proprietary Information and Inventions Agreement dated July 13, 2021, as amended from time to time (the “Confidentiality Agreement”);
WHEREAS, Employee’s employment with the Company was terminated effective August 19, 2025 (the “Termination Date”);
WHEREAS, the Parties wish to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Employee’s employment with or separation from the Company;
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
1.Recitals. The Recitals set forth above are expressly incorporated into this Agreement.
2.Consideration. Provided that this Agreement becomes effective and Employee complies with Employee’s obligations under this Agreement and the Confidentiality Agreement, the Company agrees to provide severance benefits in accordance with the Plan and as set forth in Attachment A to this Release.
3.Benefits. Employee agrees that Employee’s participation in all benefits and incidents of employment (except as specifically provided on Attachment A to this Release), including, but not limited to, vesting in stock, and the accrual of bonuses, vacation, and paid time off, ceased as of the Termination Date. Employee’s health and dental insurance benefits, if any, shall cease on the last day of August 2025, subject to Employee’s right to continue Employee’s coverage under COBRA.
4.Payment of Salary and Receipt of All Benefits. Employee acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, premiums, leaves, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Employee. Employee specifically represents that Employee is not due to receive any commissions or other incentive compensation from the Company other than as set forth in this Agreement.
5.Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:
a.any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b.any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
c.any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; commission payments; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;
d.any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act; the Sarbanes-Oxley Act of 2002; the Immigration Control and Reform Act; the California Family Rights Act; the California Labor Code; the California Business & Professions Code; the California Government Code; the California Civil Code; the California Fair Employment and Housing Act; and any other similar statutes, regulations or laws;
e.any and all claims for violation of the federal or any state constitution;
f.any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g.any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h.any and all claims for attorneys’ fees and costs.
Employee specifically agrees that this Agreement includes without limitation any and all claims that were raised, or that reasonably could have been raised, under the applicable Wage Order, Labor Code sections 201, 202, 203, 212, 226, 226.3, 226.7, 510, 512, 515, 558, 1194, and 1198, as well as claims under the Business & Professions Code sections 17200, et seq. and Labor Code sections 2698, et seq., based on alleged violations of Labor Code provisions. Employee further covenants that Employee will not seek to initiate any proceedings seeking penalties under Labor Code sections 2699, et seq. based upon the Labor Code provisions specified above.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement. Employee represents that Employee has made no assignment or transfer

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of any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this section.
Notwithstanding anything herein to the contrary, the general release of claims in this Section does not extend to claims by Employee for: (1) unemployment compensation benefits; (2) worker’s compensation benefits; (3) state disability compensation; (4) previously vested benefits under any the Company-sponsored benefits plan; (5) claims for indemnification pursuant to any applicable Director and Officer insurance policies held by the Company, CA Labor Code §2802 (to the extent applicable), or any other agreement or understanding regarding indemnification between the Parties, including, but not limited to, the Amended and Restated Indemnification Agreement dated May 13, 2024; (6) claims related to the enforcement of this Agreement; or (7) any other rights or benefits that cannot by law be released by private agreement or, as a matter of law, may not be waived, including but not limited to unwaivable rights Employee might have under federal and/or state law. You shall be eligible for, and the Company will not dispute your eligibility for unemployment insurance benefits.
6.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that Employee has been advised by this writing that: (a) Employee should consult with an attorney prior to executing this Agreement; (b) Employee has twenty-one (21) days within which to consider this Agreement; (c) Employee has seven (7) days following Employee’s execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Employee signs this Agreement and returns it to the Company in less than the 21-day period identified above, Employee hereby acknowledges that Employee has freely and voluntarily chosen to waive the time period allotted for considering this Agreement. Employee acknowledges and understands that revocation must be accomplished by a written notification to the person executing this Agreement on the Company’s behalf that is received prior to the eighth day after Employee signs this Agreement. The Parties agree that changes, whether material or immaterial, do not restart the running of the 21-day period.
7.California Civil Code Section 1542. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee, being aware of said code section, agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect.
8.No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

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9.Trade Secrets and Confidential Information/Company Property. Employee reaffirms and agrees to observe and abide by the terms of the Confidentiality Agreement, specifically including the provisions therein regarding nondisclosure of the Company’s trade secrets and confidential and proprietary information; provided that Employee hereby acknowledges receipt of the following notice required pursuant to 18 U.S.C § 1833(b)(1): “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Employee affirms that Employee has returned all documents and other items provided to Employee by the Company, developed or obtained by Employee in connection with Employee’s employment with the Company, or otherwise belonging to the Company.
10.No Cooperation. Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
11.Mutual Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee agrees to refrain from making, any negative, damaging or otherwise disparaging communications concerning the Company’s services. Notwithstanding the foregoing, nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful. Additionally, nothing in this Agreement prevents Employee from responding to a peace officer’s questions relating to an alleged criminal sexual offense or obscenity or making a statement, not initiated by Employee, in a criminal proceeding relating to an alleged sexual offense or obscenity. Employee shall not use any Company information that is confidential either under applicable law or the Confidentiality Agreement to which Employee had access during the scope of Employee’s employment with the Company in order to communicate with or solicit any of the Company’s current or prospective clients. The Company agrees to refrain from any disparagement, defamation, libel, or slander or otherwise negative or disparaging statements of Employee. Employee understands that the Company’s obligations under this paragraph extend only to the Company’s current executive officers and members of its Board of Directors, and only for so long as each officer or member is an employee or Director of the Company. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall use its best efforts to provide only the Employee’s last position and dates of employment.
12.Protected Disclosure. Nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Agreement limits Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including Employee’s ability to provide documents or other information, without notice to the Company, nor does anything contained in this Agreement apply to truthful testimony in litigation. If Employee files any charge or complaint with any Government Agency and if the Government Agency pursues any claim on Employee’s behalf, or if any other third party pursues any claim on Employee’s behalf, Employee waives any right to monetary or other individualized relief (either individually, or as part of any collective or class action).
13.Concerted Activity. Nothing in this Agreement, including but not limited to its non-disparagement and confidentiality provisions, is intended to preclude or dissuade Employee from engaging in activities protected by state or federal law (including under Section 7 of the National Labor Relations Act, if applicable), such as discussing wages, benefits, or other terms and conditions of

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employment or raising complaints about working conditions for the purpose of mutual aid or protection. The Company will not construe this Agreement in a way that limits such rights.
14.Litigation and Regulatory Cooperation. During and after Employee’s employment, Employee shall cooperate fully and truthfully with the Company in (i) the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company, and (ii) any investigation, whether internal or external. Employee’s full and truthful cooperation in connection with such claims, actions or investigations shall include, but not be limited to, being available to meet with counsel to answer questions and to prepare for discovery or trial and to act as a witness on behalf of the Company. During and after Employee’s employment, Employee also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse all reasonable expenses, including, but not limited to attorneys’ fees, incurred by Employee in complying with this paragraph.
15.Confidentiality. This Agreement, its contents and all information pertaining to its negotiations shall remain confidential. Employee agrees to not disclose this Agreement or its contents to any person, other than: (a) to Employee’s spouse or significant other and Employee’s legal or tax advisors (in each case, so long as Employee first obtains the agreement of any such individual(s) to maintain the confidentiality of this Agreement and its terms), (b) as may otherwise be required or permitted by law (including for the purposes described in the Concerted Activity section above), or (c) as may be necessary to challenge an alleged breach of this Agreement in a court of competent jurisdiction.
16.No Admission of Liability. Employee understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
17.Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement, except as otherwise provided for in Employee’s Employment Agreement.
18.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is responsible for payment, if any, of the employee portion of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. Employee further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against the Company for any amounts claimed due on account of (a) Employee’s failure to pay or delayed payment of federal or state taxes, or (b) damages sustained by the Company by reason of any such claims, including attorneys’ fees and costs.
19.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
20.No Representations. Employee represents that Employee has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

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21.Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.
22.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action as allowed by the governing law.
23.Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, with the exception of the Indemnification Agreement, Confidentiality Agreement and the Stock Agreements.
24.No Oral Modification. This Agreement may only be amended in a writing signed by Employee and a duly authorized representative of the Company.
25.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Employee consents to personal and exclusive jurisdiction and venue in the State of California.
26.Effective Date. Employee understands that this Agreement shall be null and void if not executed by Employee within twenty-one (21) days. In the event that Employee signs this Agreement within twenty-one days, then the Company has seven days after such date to countersign the Agreement and return a fully-executed version to Employee. This Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Company and has not been revoked by either Party before that date (the “Effective Date”).
27.Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
28.Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)Employee has read this Agreement;
(b)Employee has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel;
(c)Employee understands the terms and consequences of this Agreement and of the releases it contains; and
(d)Employee is fully aware of the legal and binding effect of this Agreement.
[Signature page follows; Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dr. Babak A. Taheri, an individual
Dated: August 22, 2025	/s/ Babak A. Taheri
Dr. Babak A. Taheri
SILVACO GROUP, INC.
Dated: August 22, 2025	By:	/s/ Kathy Pesic
	Name:	Kathy Pesic
	Title:	Chair of the Board and Director

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Attachment A
Severance Benefits
Employee is entitled to the following severance benefits under the Plan, consistent with an involuntary termination by the Company other than for Cause that does not occur within the CIC Period, and as set forth in Employee’s plan acknowledgment dated February 22, 2024:

Benefit	Details
Cash severance equal to 18 months’ annual base salary and a prorated bonus
•Comprised of ($778,425.00) 18 months’ annual base salary plus ($197,059.00) the Pro-Rata Full Target Bonus Amount based on 231 days employed out of 365 days total with the existing target Bonus of 60%.
•Paid in two equal payments (subject to standard payroll deductions and withholdings) on (1) the first payroll date following the date the Release becomes effective (the “Release Date”), and (2) the first payroll date following the six-month anniversary following the Release Date (but in no event later than March 5, 2026).

15 months’ health insurance premiums
•15 months’ of health care premiums for payment of, or reimbursement for, the entire cost of continued coverage under the Company’s group medical plans pursuant to COBRA as if Employee’s employment had not been terminated (with 15 months being the “Benefit Continuation Period”)*.

Acceleration of time-vesting restricted stock units (“RSUs”)
•Comprised of 100% of Remaining IPO RSU (65,625 RSUs) and 25% of all additional Company equity incentive awards held by Employee as of the termination date that are subject to time-based vesting ((not including the IPO RSUs) comprising of 60,536 RSUs).

Remaining Auto Lease payment	•$1,000/month times the 12 months for the lease, totaling $12,000. This is expensed and will not be taxed.
Annual Premium Life Insurance	•$20,000 annual premium for 2025 to be deposited in Nationwide as other years. This amount is Net deposit to Nationwide by Silvaco before December 25th of 2025.
* If any plan pursuant to which benefits are provided is not or ceases to be exempt from the application of Section 409A of the Code, or the Company is otherwise unable to continue to cover Employee under its group health plans without a fine or penalty to the Company or the Executive under applicable law or due to unwillingness of the applicable plan’s insurer to allow such coverage, then, in either case, an amount equal to the COBRA premium as in effect as of such date shall thereafter be paid to such Employee in substantially equal monthly installments over the remainder of the Benefit Continuation Period, regardless of any Employee election of COBRA coverage or continued eligibility for COBRA coverage.
For the avoidance of doubt, the severance benefits set forth on this Attachment A are subject to all terms and conditions of the Agreement corresponding to this Attachment A and the Plan.

Attachment A-1